EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
By and Among
WENDY’S INTERNATIONAL, LLC,
as Seller,
MUY HAMBURGER PARTNERS, LLC

and

MUY PROPERTIES-CTW, LTD.
as Purchaser,
and
JAMES H. BODENSTEDT
as Guarantor

Dated as of: January 31, 2014

i

Section 12.14	Invalidity	46
Section 12.15	Confidentiality	46
Section 12.16	Guarantee	47
Section 12.17	Severability	48

SCHEDULES
Schedule 1.01(a)    Knowledge of Seller
Schedule 1.01(b)    Knowledge of Purchaser
Schedule 2.02(d)    Assigned Contracts
Schedule 2.02(e)    Special Items
Schedule 2.05    Seller Completed/In-Progress Image Activation Remodels
Schedule 3.03(e)    Special Adjustment
Schedule 4.04    No Defaults by Seller
Schedule 4.05    Title to Assets
Schedule 4.09    Actions
Schedule 4.10    Brokers and Finders
Schedule 5.04    No Defaults by Purchaser and Guarantor
Schedule 5.06    Brokers and Finders
Schedule 6.05(a)    Supply Agreements
Schedule 6.07    Leased Vehicles
Schedule 6.10(a)    Leased Beverage Equipment
Schedule 6.14    Facility Assessment Reports
Schedule 6.16    Landlord Consents and Approvals
Schedule 8.04    Consents and Approvals
EXHIBITS
Exhibit A    List of Restaurants
Exhibit B-1    Form of Lease
Exhibit B-2    Lease Rent Schedules
Exhibit C-1    Form of Sublease
Exhibit C-2    Sublease Rent Schedules
Exhibit D    Form of Bill of Sale
Exhibit E     Form of Development Agreement
Exhibit F    Form of General Release
Exhibit G    Form of Letter of Agreement
Exhibit H    Form of Deed

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 31, 2014, by and among WENDY’S INTERNATIONAL, LLC, an Ohio limited liability company (“Seller”), MUY HAMBURGER PARTNERS, LLC, a Texas limited liability company (“MUY”), MUY PROPERTIES-CTW, LTD., (“MUY PROPERTIES” and, together with MUY, “Purchaser”), and JAMES H. BODENSTEDT, an individual (“Guarantor” and, collectively with Seller and Purchaser, the “Parties”).
RECITALS
WHEREAS, Seller operates the seventy (70) “Wendy’s” or “Wendy’s Old Fashioned Hamburgers” restaurants listed on Exhibit A (collectively, the “Restaurants”);
WHEREAS, Seller is the owner in fee of the real estate, buildings and related improvements thereat used in the operation of the Restaurants designated as “Owned Real Property” on Exhibit A (collectively, the “Owned Real Property”);
WHEREAS, Seller is the owner of a leasehold interest in the real estate and a leasehold interest and/or ownership interest in the building and related improvements thereat used in the operation of the Restaurants designated as “Leased Real Property” on Exhibit A (collectively, the “Leased Real Property”);
WHEREAS, Seller desires to transfer, assign and sell to Purchaser, and Purchaser desires to acquire and purchase from Seller, all of Seller’s right, title and interest in and to certain of the assets used exclusively in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements (except as otherwise indicated, capitalized terms used but not defined in these recitals have the meaning ascribed to such terms in Section 1.01 below or referenced in Section 1.02 below);
WHEREAS, Seller desires to transfer, assign and sell to MUY Properties, and MUY Properties desires to acquire and purchase from Seller, all of Seller’s right, title and interest in and to the real estate, building and improvements used in the operation of the Restaurant located at 205 W FM 544, Murphy, Texas, (“Restaurant 10504” and such real estate, building and improvements, the “Restaurant 10504 Real Property”);
WHEREAS, at the Closing, Seller and MUY shall enter into thirty-eight (38) separate leases, each in substantially the form attached hereto as Exhibit B-1 (collectively, the “Leases”), pursuant to which Seller shall lease to MUY certain Owned Real Property used in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth in this Agreement and the Leases and on the rent schedules set forth on Exhibit B-2;
WHEREAS, at the Closing, Seller and MUY shall enter into thirty-one (31) separate subleases, each in substantially the form attached hereto as Exhibit C-1 (collectively, the “Subleases”), pursuant to which Seller shall sublease to MUY certain Leased Real Property used in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth in this Agreement and the Subleases and on the rent schedules set forth on Exhibit C-2;
WHEREAS, in connection with the purchase of the Assets described herein, upon the terms and subject to the conditions set forth herein, MUY and Guarantor shall execute and deliver to Seller the Franchise Documents on the Closing Date with respect to the Restaurants; and
WHEREAS, as an inducement for Seller to enter into this Agreement and in light of the indirect benefits that Guarantor anticipates deriving from the transactions contemplated hereby, Guarantor desires to fully and unconditionally guarantee Purchaser’s payment and performance of its obligations under this Agreement upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I

CERTAIN DEFINITIONS

Section 1.01    Certain Defined Terms. For purposes of this Agreement, unless otherwise defined herein, capitalized terms used herein shall have the corresponding meanings set forth below:
“Action” means any action, claim, suit, litigation, hearing, complaint or proceeding by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person. With respect to any natural person, “Affiliate” includes such Person’s spouse, descendants, parents, and any descendants of such Person’s parents (in each case, whether by blood, adoption or marriage).
“Ancillary Agreements” means the Leases, the Subleases, the Bill of Sale, the General Release, the Development Agreement, the Relationship Agreement, the Letter of Agreement and the Franchise Documents.
“Bill of Sale” means a bill of sale and assignment and assumption agreement to be entered into on the Closing Date and effective as of the Effective Time between Seller and Purchaser, in substantially the form attached hereto as Exhibit D.
“Business” means the business of owning and using the Assets and operating the Restaurants, in each case, as conducted by Seller as of the date of this Agreement. For the avoidance of doubt, “Business” does not include (a) the ownership or use of any assets or properties of Seller or its Affiliates other than the Assets or (b) the operations or conduct of any business activity by Seller or its Affiliates that does not relate exclusively to the Restaurants (including any business activity that may relate to, support or benefit both one or more Restaurants, on the one hand, and one or more other System Restaurants, on the other hand).
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Ohio or Texas are required or authorized by Law to be closed.
“Business Locations” means the locations of the Owned Real Property and Leased Real Property.
“Contract” means any contract, agreement, lease, purchase order, promise, arrangement, understanding, undertaking, indenture, commitment, loan, consent, note or other legally-binding obligation, whether written or oral and whether express or implied.
“Control”, “Controlled” or “Controlling” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms "Controlled by" and "under common Control with" shall have correlative meanings.
“Development Agreement” means an agreement in substantially the form attached hereto as Exhibit E by and between Seller, MUY and Guarantor that shall address MUY and Guarantor’s non-exclusive right to develop a certain number of “Wendy’s” or “Wendy’s Old Fashioned Hamburgers” restaurants within an agreed geographic area during a limited term.
“Development Costs” means, with respect to a particular Restaurant, an amount equal to the sum of the out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with preparing such Restaurant to be opened for business, including, without limitation, any such costs or expenses incurred in connection with: (A) leasing the real property on which the Restaurant is located; (B) designing, acquiring, building or constructing any buildings, structures, facilities, signage or other improvements located on or at the real property on which the Restaurant is located; (C) designing, building, constructing, erecting or installing any fixtures, installations, alterations, additions or other improvements located on or at the real property on which the Restaurant is located; (D) purchasing or installing any personal property, equipment or other assets located at the Restaurant; (E) obtaining any applicable Permits in connection with the Restaurant or the development or construction thereof and (F) other pre-opening initiatives, including employee training programs and related matters. All Development Costs shall exclude any Seller mark-ups or in-house development fees.
“FAR Credit” means an amount representing fifty percent (50%) of the estimated cost for completion of all requirements described in the FARs.
“General Release” means a general release in substantially the form attached hereto as Exhibit F by Purchaser and Guarantor in favor of Seller.
“Governmental Authority” means any federal, state, local or foreign government, or subdivision or instrumentality thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, in each case having jurisdiction over the Person, property or matter in question.
“Knowledge” means (a) with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.01(a) without inquiry and investigation and (b) with respect to Purchaser, the actual knowledge of the individuals listed on Schedule 1.01(b) without inquiry and investigation.
“Law” means any federal, state, local or foreign law, statute, treaty, code or ordinance, common law or any applicable rule, regulation, guideline, standard, Order or Permit of any Governmental Authority.
“Letter of Agreement” means an agreement in substantially the form attached hereto as Exhibit G by and among Seller, MUY and Guarantor that shall address, among other things, MUY’s obligations with respect to the image activation and facility assessment report requirements for certain of the Restaurants.
“Liabilities” means any and all debts, liabilities, expenses, commitments, obligations, duties, responsibilities and actions of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, asserted or not asserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including any arising out of any Contract, tort, Law or otherwise) and whether or not the same would be required by applicable accounting principles or standards to be reflected in financial statements or disclosed in the notes thereto.
“Lien” means any option, mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), charge, security interest or other encumbrance (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Permit” means any qualifications, registrations, filings, licenses, Orders, permits, certificates of occupancy, variances, consents, approvals, validations, authorizations, accreditations, certifications, exemptions or waivers made with or issued or granted or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Permitted Liens” means (i) Liens for taxes or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due, (iii) zoning, building and other generally-applicable land-use restrictions, (iv) in the case of Assigned Contracts (or rights or interests therein), Liens arising from the terms of such Assigned Contracts, (v) Liens created by this Agreement or any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby, (vi) Liens created by or arising from actions of Purchaser or Guarantor, and (vii) other Liens that do not, individually or in the aggregate, materially detract from the value of the Assets or materially interfere with the present use of the Assets in the operation of the Business.
“Person” means any natural person, corporation, partnership, joint stock company, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including any Governmental Authority.
“Purchaser Franchise Agreements” means the Franchise Documents and any other franchise agreements or similar agreements between or among Purchaser and/or Guarantor, on the one hand, and Seller or any of its current or future Affiliates, on the other hand.
“Real Property Leases” means the Contracts pursuant to which Seller, as lessee, has leased from the applicable lessors the Leased Real Property.
“Relationship Agreement” means the Relationship Agreement, dated as of December 21, 2012, by and among Wendy’s International, Inc., MUY and Guarantor.
“Representatives” means, as to any Person, such Person's directors, officers, partners, managers, employees, Affiliates, representatives (including financial advisors, attorneys and accountants) or agents.
“System Restaurant” means any restaurant or other commercial establishment offering food and beverage items at retail that is directly or indirectly owned or operated by (i) The Wendy’s Company or any of its current or future Affiliates, (ii) any other Person pursuant to or in connection with any franchise agreement or similar agreement with The Wendy’s Company or any of its current or future Affiliates or (iii) any joint venture, partnership or similar arrangement in which The Wendy’s Company or any of its current or future Affiliates participates.
“Transaction Agreements” means this Agreement, the Ancillary Agreements and any other agreements or instruments to be delivered pursuant hereto or thereto.
Section 1.02    Table of Defined Terms. The following capitalized terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:
Defined Term    Where Defined
Action    Section 1.01
Additional Amounts    Section 2.05(b)
Affiliate    Section 1.01
Agreement    Preamble
Ancillary Agreements    Section 1.01
Armored Car Service Provider    Section 6.06
Assets    Section 2.02
Assigned Contracts    Section 2.02(b)

Assumed Liabilities    Section 2.04
Bakery    Section 6.18
Bill of Sale    Section 1.01
Business    Section 1.01
Business Day    Section 1.01
Business Locations    Section 1.01
Cash Safes    Section 6.06
Cash Services Agreement    Section 6.06
Casualty Damage    Section 6.01(d)
CCNA    Section 6.10(a)
Claim    Section 10.05(a)
Claims Notice    Section 10.05(a)
Closing    Section 2.01
Closing Amount    Section 2.05(a)
Closing Date    Section 2.01
Closing Rent and Escrow    Section 2.05(d)
Confidentiality Agreement    Section 12.15(a)
Contract    Section 1.01
Control    Section 1.01
Controlled    Section 1.01
Controlling    Section 1.01
Damages    Section 10.02
Deed    Section 2.02(a)
Development Agreement    Section 1.01
Development Costs    Section 1.01
Development Fee    Section 2.05(c)
Donlen    Section 6.07
DTFA    Section 2.03
DTFA Canisters    Section 2.03
Effective Time    Section 2.01
Electronic Transactions    Section 6.09(k)
Employees    Section 7.01
Energy Suppliers    Section 6.05(a)
Equipment    Section 2.02(a)
FARs    Section 3.02(a)
Franchise Documents    Section 3.02(a)
General Release    Section 1.01

Governmental Authority    Section 1.01
Guaranteed Obligations    Section 12.16(a)
Guarantor    Preamble
Hired Employees    Section 7.02
Indemnitee    Section 10.05(a)
Indemnitor    Section 10.05(a)
Insurance Certificates    Section 6.11
Inventory    Section 3.01
IRS    Section 2.05(f)
Knowledge    Section 1.01
Law    Section 1.01
Leased Real Property    Recitals
Leased Vehicles    Section 6.07
Leases    Recitals
Letter of Agreement    Section 1.01
Liabilities    Section 1.01
Lien    Section 1.01
Maintenance Vans    Section 6.07
Menu Boards    Section 6.10(b)
Order    Section 1.01
Owned Real Property    Recitals
Parties    Preamble
Permit    Section 1.01
Permitted Liens    Section 1.01
Person    Section 1.01
Personal Property    Section 2.02(e)
Purchase Price    Section 2.05(a)
Purchaser    Preamble
Purchaser Franchise Agreements    Section 1.01
Purchaser Indemnified Parties    Section 10.02
Real Property Leases    Section 1.01
Real Property Taxes    Section 3.03(d)
Relationship Agreement    Section 1.01
Repair and Maintenance Inventory    Section 2.02(f)
Representatives    Section 1.01
Restaurant 10504    Recitals
Restaurant 10504 Real Property    Recitals

Restaurant 10506    Section 2.03
Restaurants    Recitals
Retained Assets    Section 2.03
Retained Liabilities    Section 2.04
Seller    Preamble
Seller Indemnified Parties    Section 10.03
Seller’s IT    Section 6.09(h)
Special Items    Section 2.02(d)
Subleases    Recitals
Supply Agreements    Section 6.05(a)
Survival Period    Section 10.01
System Restaurant    Section 1.01
TAF    Section 2.05(b)
Telecommunications Providers    Section 6.05(a)
Third-Party Claim    Section 10.05(b)
Transaction Agreements    Section 1.01
Title Company    Section 2.01(b)
Transfer Fees    Section 6.02
Transition Services    Section 6.09(b)

ARTICLE II

CLOSING AND RELATED MATTERS
Section 2.01    Closing.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of Effective Time. Prior to the Effective Time, Seller and Purchaser shall provide satisfaction or waiver in writing of all of the conditions set forth in Article VIII and Article IX. The Closing shall occur by electronic delivery of documentation, or by physical exchange of documentation at such location as Seller and Purchaser may mutually agree, (a) at 10:00 a.m., Eastern Time, on the later of (i) February 14, 2014 or (ii) the first Business Day that is a Friday following the first date upon which all of the conditions set forth in Article VIII and Article IX have been satisfied or waived in writing (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or (b) at such other time, or by such other means, as the Parties may agree in writing (the “Closing Date”). The Closing shall for all purposes be deemed to be effective at 12:01 a.m., local time at the Business Locations, on the Monday immediately following the Closing Date (the “Effective Time”). Seller shall be entitled to maintain possession of the Assets and to operate the Restaurants, in each case for its own account, until the Effective Time. As of the Effective Time, Purchaser shall be entitled to take possession of the Assets and to begin operating the Restaurants.
(b)    On the Closing Date, Purchaser shall deposit, or cause to be deposited, with a title company or escrow agent mutually agreed by Seller and Purchaser (the “Title Company”) funds in an amount equal to the Closing Amount. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII and Article IX, Purchaser shall direct the Title Company to disburse such funds to Seller (or its designee) at the Effective Time (or, in the event the Effective Time does not occur on a Business Day, by 9:00 a.m., local time at the Business Locations, on the Business Day immediately following the Effective Time) in accordance with the closing statement referenced in Section 2.06(e). No later than two (2) Business Days prior to the Closing Date, Seller and Purchaser shall enter into an escrow agreement with the Title Company to give effect to this Section 2.01(b). All fees of the Title Company shall be borne equally between Purchaser and Seller.
Section 2.02    Assets to be Transferred. Except as otherwise provided in Section 2.03, on the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign and transfer to Purchaser all of Seller’s right, title and interest in and to the following properties and assets that are used exclusively in connection with the Restaurants (collectively, the “Assets”) free and clear of all Liens except for Permitted Liens:
(a)    The Restaurant 10504 Real Property, which shall be transferred to MUY Properties by special warranty deed, substantially in the form attached hereto as Exhibit H (the “Deed”);
(b)    a leasehold interest in the Owned Real Property and a subleasehold interest in the Leased Real Property;
(c)    all of the furniture, trade fixtures and equipment that are owned by Seller and located at a Restaurant as of the Effective Time (collectively, the “Equipment”);
(d)    to the extent assignable, the Contracts to which Seller is a party that are in effect as of the Effective Time and that relate exclusively to the Business, including those Contracts listed in Schedule 2.02(d) (collectively, the “Assigned Contracts”);
(e)    the cash bank for each Restaurant and any other prepaid and special items listed on Schedule 2.02(e) (collectively, the “Special Items”);
(f)    the Inventory and all other inventories, supplies and other tangible personal property that are owned by Seller and located in a Restaurant as of the Effective Time, including counters, shelving, racks, slat walls, display cases, décor, tables, seating, signs, promotional items and materials, new and unused uniforms, smallwares and office supplies (collectively, the “Personal Property”); and

(g)    all of the tools, equipment and repair and maintenance supplies that are owned by Seller and located in or on any of the Maintenance Vans (as defined in Section 6.07) as of the Effective Time (collectively, the “Repair and Maintenance Inventory”).
Section 2.03    Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Assets to be transferred and assigned by Seller to Purchaser hereunder shall exclude the following (collectively, the “Retained Assets”): (a) except with regard to the Repair and Maintenance Inventory, any tangible assets of Seller that are not located at a Restaurant at the Effective Time; (b) any intangible assets of Seller not exclusively related to the Restaurants; (c) any patents, trademarks, copyrights, domain names or other intellectual property owned, under application or licensed by Seller or any of its Affiliates; (d) except as set forth in the Leases and Subleases and except for (i) the Restaurant 10504 Real Property, and (ii) the building and leasehold improvements for the Restaurant located at 6348 Lake Worth Boulevard, Lake Worth, Texas (“Restaurant #10506”), which, in each case, are included in the Assets, any owned or leased real property related to the Restaurants (including any improvements thereon or thereat); (e) other than the cash banks included in the Special Items, any cash located at the Restaurants as of the Effective Time, including any cash in the Cash Safes as of the Effective Time; (f) any receivables related to the operations of the Restaurants prior to the Effective Time; (g) any deposits related to utility services at the Restaurants; (h) any insurance policies, including all of Seller’s rights in and to unearned premiums, refunds, and all claims or possible claims under such policies; (i) any current or historical files or records of Seller; (j) the application software and programs and wireless network software utilized in the point of sale (POS) system, manager’s work station (MWS) and/or training work station (TWS) located in the Restaurants; (k) any warranties and/or service agreements for the maintenance of Equipment located in the Restaurants, including the cash register system, coin changer, time clock, outside display board and drive-thru audio system, except those that (i) automatically transfer to Purchaser as the new owner of the Equipment, (ii) do not require the consent of any third parties and (iii) do not impose any costs or expenses on Seller or its Affiliates; (l) any Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand; and (m) all donation canisters located in the Restaurants owned by the Dave Thomas Foundation for Adoption (“DTFA”) and all money therein (the “DTFA Canisters”).
Section 2.04    Liabilities to be Assumed. On the terms and subject to the conditions of this Agreement, in partial consideration of the sale, transfer, conveyance and assignment to Purchaser of the Assets, as of the Effective Time, Purchaser shall assume the following debts, liabilities and obligations of Seller and/or its Affiliates (collectively, the “Assumed Liabilities”):
(a)    all taxes, assessments and other liabilities of Seller for which Purchaser receives a credit pursuant to Section 3.03;
(b)    the obligations and liabilities of Seller under the Assigned Contracts that accrue or arise from and after the Effective Time; and
(c)    the obligations and liabilities of Seller and/or its Affiliates that arise from and after the Effective Time described in Section 6.05(a), Section 6.06, Section 6.07, Section 6.10(b) and Section 6.10(c).

Except for the above-listed items (a), (b) and (c) or as otherwise provided in this Agreement or any other Transaction Agreement, Purchaser shall not be liable for any debts, liabilities, obligations or taxes of Seller that were incurred or accrued in connection with the operation of the Restaurants or the ownership or use of the Assets prior to the Effective Time (the “Retained Liabilities”). In no event shall Seller be liable for any debts, liabilities, obligations or taxes of Purchaser arising out of or incurred in connection with the operation of the Restaurants or the ownership or use of the Assets from and after the Effective Time.
Section 2.05    Consideration.
(a)    On the terms and subject to the conditions of this Agreement, and in consideration of the sale, transfer, conveyance and assignment of the Assets, on the Closing Date, Purchaser shall pay to Seller the following amounts in accordance with Section 2.01(b) :
(i)    Twenty-Four Million One Hundred Eighty-Seven Thousand Dollars ($24,187,000.00) for the Assets (exclusive of the Special Items, Inventory and Repair and Maintenance Inventory that are separately listed below);
(ii)    Two Million Four Hundred Seventeen Thousand Nine Hundred Thirty-Eight Dollars ($2,417,938.00) as the estimated Development Costs incurred by Seller for the development of Restaurant #10504;
(iii)    One Million Four Hundred Seventy-One Thousand Sixty-Two Dollars ($1,471,062.00) as the estimated Development Costs incurred by Seller for the development of Restaurant #10506;
(iv)    Five Million Four Hundred Thousand Dollars ($5,400,000.00) as a portion of the out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with performing image activation remodeling for the Restaurants listed on Schedule 2.05;
(v)    Five Hundred Twenty-Five Thousand Dollars ($525,000.00) as the estimated value of the Inventory as of the Closing;
(vi)    One Hundred Seventy-Five Thousand Dollars ($175,000.00) as the estimated value of the Repair and Maintenance Inventory as of the Closing; and
(vii)    One Hundred Five Thousand Dollars ($105,000.00) as the estimated value of the Special Items as of the Closing.
The total of the amounts listed in items (i) through (vii) of this Section 2.05 is Thirty-Four Million Two Hundred Eighty-One Thousand Dollars ($34,281,000.00) (such amount, as adjusted in accordance with Section 3.03(a), the “Purchase Price”)

(b)    In addition to the Purchase Price payable pursuant to Section 2.05(a), Purchaser shall pay in cash to Seller on the Closing Date the following amounts (the “Additional Amounts”), in accordance with Section 2.01(b):
(i)    the nonrefundable sum of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) as the aggregate of the technical assistance fees due pursuant to the terms and conditions of the Franchise Documents (such amount, the “TAF”);
(ii)     the nonrefundable sum of One Hundred Eighty Thousand Dollars ($180,000.00) as the development fee due pursuant to the terms and conditions of the Development Agreement (such amount, the “Development Fee”); and
(iii)    (A) the prorated monthly escrow amount and the prorated monthly rent amount due for the month of the Closing pursuant to the applicable rent schedule for such Restaurant set forth on Exhibit B-2 or Exhibit C-2 based on the total number of days remaining in such month divided by the total number of days in such month; plus (B) the monthly escrow amount due for the first full month following the Closing (such amount, the “Closing Rent and Escrow”) it being understood and agreed that the monthly rent amount due for the first full month following the Closing as set forth on Exhibit B-2 or Exhibit C-2 shall be paid via wire transfer on or before March 1, 2014.
The Purchase Price and the Additional Amounts together, as reduced by FAR Credit, shall constitute the “Closing Amount.”
(c)    As additional consideration for the transfer of the Assets and in consideration for the grant of franchise rights to operate the Restaurants, Purchaser and Guarantor shall execute and deliver to Seller on the Closing Date the General Release.
(d)    Seller and Purchaser shall each be solely responsible for, and assume any and all risk and liability associated with, the preparation and timely filing of its own Internal Revenue Service (“IRS”) Form 8594 in connection with the transactions contemplated by this Agreement and the allocation reported thereon. Purchaser and Seller shall promptly deliver to the other a copy of (i) its IRS Form 8594 filed in connection with the transactions contemplated by this Agreement and (ii) any adjustments to the allocation reported on such IRS Form 8594 from and after its filing. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation section 1.1060-1(c).
Section 2.06    Deliveries by Seller. On the Closing Date, Seller shall deliver (or cause to be delivered) the following items to Purchaser:
(a)    a duly-executed Deed for the Restaurant 10504 Real Property;
(b)    a duly-executed counterpart of each of the Leases;
(c)    a duly-executed counterpart of each of the Subleases;
(d)    a duly-executed counterpart of the Bill of Sale;

(e)    a duly-executed counterpart of the General Release;
(f)    a duly-executed counterpart of a closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand;
(g)    a duly-executed counterpart of the Development Agreement;
(h)    a duly-executed counterpart of the Letter of Agreement; and
(i)    all such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request and that are necessary for Seller to satisfy any of its obligations hereunder.
Section 2.07    Deliveries by Purchaser. In addition to delivery of the Closing Amount to the Escrow Agent, on the Closing Date, Purchaser shall deliver (or cause to be delivered) the following items to Seller:
(a)    a duly-executed counterpart of each of the Leases, together in each case with a duly-completed Electronic Funds Transfer (EFT) Form;
(b)    a duly-executed counterpart of each of the Subleases, together in each case with a duly-completed Electronic Funds Transfer (EFT) Form;
(c)    a duly-executed counterpart of the Bill of Sale;
(d)    a duly-executed counterpart of the General Release;
(e)    duly-executed Franchise Documents, including a duly-executed counterpart of the Letter of Agreement and, if applicable, appropriate e-Royalty documentation;
(f)    evidence reasonably satisfactory to Seller that Purchaser has complied with its obligations under Section 6.05(a);
(g)    evidence reasonably satisfactory to Seller that Purchaser has complied with its obligations under Section 6.06;
(h)    evidence reasonably satisfactory to Seller that Purchaser has complied with its obligations under Section 6.07;
(i)    the Insurance Certificates referred to in Section 6.11;
(j)    a resale certificate(s) in form and substance reasonably satisfactory to Seller regarding the Inventory;
(k)    a duly-executed counterpart of a closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand;
(l)    a duly-executed counterpart of the Development Agreement;

(m)    an addendum signature page to the Relationship Agreement, duly-executed by MUY Properties; and
(n)    all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and that are necessary for Purchaser to satisfy any of its obligations hereunder.
Section 2.08    Deliveries by Guarantor. On the Closing Date, Guarantor shall deliver (or cause to be delivered) the following items to Seller:
(a)    a duly-executed counterpart of each of the Leases, including a duly-executed Guaranty of Lease in the form attached thereto;
(b)    a duly-executed counterpart of each of the Subleases, including a duly-executed Guaranty of Sublease in the form attached thereto;
(c)    a duly-executed counterpart of the General Release;
(d)    a duly-executed counterpart of the Development Agreement;
(e)    duly-executed Franchise Documents, including a duly-executed Letter of Agreement; and
(f)    all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and that are necessary for Guarantor to satisfy any of his obligations hereunder.
ARTICLE III

RELATED MATTERS
Section 3.01    Physical Inventory. On the night immediately preceding the Effective Time, a representative of Seller and, if requested by Purchaser, a representative of Purchaser shall (a) complete a physical inventory of (i) all food, paper inventory, kids’ meal premium, cleaning supplies located at the Restaurants (the “Inventory”) and (ii) all Repair and Maintenance Inventory and complete and sign Seller’s standard inventory form and (b) count the cash to be left in the cash bank at each Restaurant. The value of the Inventory and Repair and Maintenance Inventory shall be based upon Seller’s actual cost of such items, and the value of the cash shall be valued at the face amount thereof. For purposes of the Closing, the Inventory, Repair and Maintenance Inventory and Special Items will be assumed to have a value equal to the amount specified in Section 2.05(a)(v), Section 2.05(a)(vi) and Section 2.05(a)(vii), respectively, which estimated values shall be subject to adjustment following the Closing in accordance with Section 3.03(b).
Section 3.02    Franchise Documents.
(a)    Subject to Seller’s approval of MUY’s and Guarantor’s application for franchise rights, Seller will, prior to the Closing Date, deliver to MUY and Guarantor a copy of the Wendy’s International, LLC Unit Franchise Agreement, in its then-current form, for each Restaurant, including all addenda thereto (collectively and together with the Letter of Agreement, the “Franchise Documents”).
(b)    Within seven (7) Business Days following the Closing Date, Seller shall countersign the Franchise Documents delivered by MUY and Guarantor on the Closing Date and deliver fully-executed copies thereof to MUY.
Section 3.03    Apportionments.
(a)    On the Closing Date and as of the Effective Time, Purchaser and Seller shall apportion the following obligations, expenses and prepayments with respect to the Owned Real Property, Leased Real Property, Business and Assets (subject to subsequent adjustment pursuant to Section 3.03(b)):
(i)    if arrangements cannot be made for separate billing, any apportionable utility charges and any other charges that are properly apportionable in accordance with the terms of this Agreement;
(ii)    prepayments under the Assigned Contracts assumed by Purchaser and any other prepayments exclusively related to the Restaurants (including prepaid marketing or other expenses as of the Closing); and
(iii)    personal property taxes, if any, on the Equipment and other Personal Property.
(b)    Not later than ninety (90) days following the Closing Date (or if such date is not a Business Day, the immediately-following Business Day), Seller shall prepare and furnish to Purchaser a reconciliation that shall set forth the actual amounts of the Inventory, Repair and Maintenance Inventory and Special Items as of the Effective Time and the proration of all obligations, expenses and prepayments in respect of the Restaurants as of the Effective Time (including those contemplated by Section 3.03(a) above). In addition, not later than six (6) months following the Closing Date (or if such date is not a Business Day, the immediately-following Business Day), Seller shall prepare and furnish to Purchaser a reconciliation that shall set forth as of the Effective Time the actual Development Costs incurred by Seller for the development of Restaurant #10504. Real Property Taxes and other taxes, and all other expenses and charges relating to the ownership and/or occupancy, as applicable, of the Owned Real Property, Leased Real Property and Assets, shall be shared as set forth in the applicable Lease or Sublease. Purchaser shall review each such reconciliation and shall notify Seller of any objections to any amounts shown within fifteen (15) days after receipt. If any such reconciliation provides that Purchaser owes Seller any amount, then Purchaser shall pay such amount shown as owed to Seller within thirty (30) days after the later to occur of (i) receipt by Purchaser of such reconciliation, or (ii) the resolution of all objections timely raised by Purchaser to such reconciliation. If any such reconciliation provides that Seller owes Purchaser any amount, then Seller shall pay such amount shown as owed to Purchaser within thirty (30) days after the later to occur of (A) receipt by Purchaser of such reconciliation, or (B) the resolution of all objections timely raised by Purchaser to such reconciliation.
(c)    In addition to the adjustments and payments contemplated above, Seller and Purchaser agree to make payments to each other on a timely basis with respect to amounts and adjustments not correctly ascertainable pursuant to Section 3.03(a) and Section 3.03(b) when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section 3.03 are ascertained.
(d)    The Parties acknowledge and agree that all ad valorem taxes, assessments and fees applicable to the Real Property (collectively, the “Real Property Taxes”) due for the tax year or fiscal year in which the Closing occurs will not be apportioned at Closing, but will be apportioned at the time such Real Property Taxes are due in accordance with the terms and conditions of each of the respective Leases and Subleases. The Real Property Taxes due for the tax year or fiscal year in which the Closing occurs shall be shared on a pro rata basis in proportion to the period of occupancy of Seller, on the one hand, and Purchaser, on the other hand.
(e)    Seller and Purchaser shall additionally adjust the Purchase Price as set forth in Schedule 3.03(e).
Section 3.04    Cash and Cash Equivalents.
(a)    As soon as practicable following the Effective Time, Seller shall cause all cash in the Cash Safes (other than the cash banks included in the Special Items) to be removed from the Restaurants. Purchaser shall not withdraw or remove any cash from any such Cash Safe until Seller has caused such cash to be collected from the Cash Safes. Purchaser shall reasonably cooperate with Seller and its Representatives to facilitate such collection. For the avoidance of doubt, all cash in the Cash Safes as of the Effective Time (other than the cash banks included in the Special Items) shall remain the property of Seller.
(b)    With respect to any coupons, gift certificates and gift cards issued for use at the Restaurants prior to the Effective Time, Purchaser shall honor all such coupons, gift certificates and gift cards presented for payment at the Restaurants. Following the Effective Time, Purchaser will be required, pursuant to the Franchise Documents, to participate in Seller’s gift card program.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the corresponding schedules attached hereto (it being understood and agreed by the Parties that disclosure of any item in any such schedule shall be deemed disclosed with respect to each other such schedule to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to Purchaser the following, as of the date of this Agreement and as of the Closing Date:

Section 4.01    Corporate Organization. Seller is a limited liability company duly incorporated and in good standing under the Laws of the State of Ohio, and is duly qualified and authorized to do business as a foreign limited liability company in good standing in each other state or states in which any of the Business Locations are located.
Section 4.02    Authority. Seller has full power and authority, in accordance with its articles of organization and other organizational documents, to conduct the Business as it is now being conducted, and to enter into and perform its obligations under this Agreement and the other Transaction Agreements and to carry out the transactions contemplated hereby and thereby. All corporate action on the part of Seller necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements and the performance of all obligations of Seller hereunder and thereunder has been duly taken or will be taken prior to the execution by Seller of each Transaction Agreement.
Section 4.03    Validity. This Agreement has been, and the other Transaction Agreements to which Seller is a party when executed and delivered by Seller will be, duly executed and delivered by Seller and, assuming the due execution and delivery of such agreements by the other parties thereto, constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.
Section 4.04    No Defaults. Except as set forth in Schedule 4.04, neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) violate any provision of the articles of organization or other organizational documents of Seller; (b) to the Knowledge of Seller, violate, or conflict with, or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any material Contract to which Seller is a party or by which it or any of the Assets may be bound; (c) violate any Law applicable to either Seller or any of the Assets; or (d) require any notice to, filing with, or authorization, consent or approval of any Governmental Authority to be made or obtained by Seller prior to the Closing Date except, in the case of this subsection (d), for such notices, filings, authorizations, consents or approvals as will have been made or obtained, as applicable, on or before the Closing Date.
Section 4.05    Title to Assets. Except as set forth in Schedule 4.05, Seller either has fee simple or leasehold title to, or as of the Closing will have valid fee simple or leasehold title to, all of the Assets as further described in this Agreement, free and clear of any Liens except Permitted Liens. As of the Effective Time, Seller will convey to Purchaser the Assets free and clear of all Liens except for Permitted Liens.
Section 4.06    Assigned Contracts and Real Property Leases. With respect to each Assigned Contract and each Real Property Lease, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (a) each such Assigned Contract and Real Property Lease is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms and is in full force and effect, and (b) Seller has not received any written notice that it is, and, to the Knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in such Assigned Contract or Real Property Lease. To the Knowledge of Seller, no event or occurrence has transpired that, with the passage of time or giving of notice or both, will constitute a default under any Assigned Contract or Real Property Lease. At the time of the Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Assigned Contract or Real Property Lease.
Section 4.07    Permits. As of the date hereof, Seller has all material Permits as are necessary to conduct the Business as presently conducted. All such Permits are valid and in full force and effect. Seller is not the subject of any pending Action, and has not received written notice of any action, seeking the revocation, suspension, termination or material modification or impairment of any such Permits.
Section 4.08    Compliance with Applicable Law. Except as set forth in Schedule 4.09, as of the date hereof, to the Knowledge of Seller, Seller has received no written notices or communications that (a) Seller is not in compliance in all respects with all Laws applicable to the Business including those relating to zoning, health, safety, employment and ADA compliance or (b) the present operation of the Restaurants violates any such Laws in any material respect.
Section 4.09    Litigation. Except as may be set forth in Schedule 4.09, as of the date hereof, no Action is pending or, to the Knowledge of Seller, threatened against Seller in connection with the Business that, if adversely determined, would have a material adverse effect on the Business. Except as may be set forth in Schedule 4.09, as of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller relating to the Business that are not covered by insurance or as to which an insurer has reserved any right to deny coverage.
Section 4.10    Brokers and Finders. Except as may be set forth in Schedule 4.10, neither Seller nor any of its Representatives has taken any action with respect to any broker or finder that would give rise to any liability on the part of Purchaser or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement that would give rise to any liability on the part of Purchaser.
Section 4.11    Taxes. For all periods prior to the Effective Time, Seller (i) has filed, or will file, all federal, state, county and local tax returns and reports required to be filed by it with respect to the Business and the Assets, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; (ii) has either paid in full all such taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due except for liabilities assumed under Section 2.04(a); and (iii) has made required cash deposits with appropriate Governmental Authorities representing estimated payments of such taxes in respect of the Assets, including employee withholding tax obligations.
Section 4.12    Real Property. To Seller’s Knowledge, (a) Seller has not received any written notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any Governmental Authority, and (b) except as may be set forth in any of the Real Property Leases, Seller has not received any written notice of any public improvements that may result in special assessments against or otherwise adversely affect any of the Real Property.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR
Except as disclosed in the corresponding schedules attached hereto (it being understood and agreed by the Parties that disclosure of any item in any such schedule shall be deemed disclosed with respect to each other such schedule to which the relevance of such item is reasonably apparent), Purchaser and Guarantor, jointly and severally, hereby represent and warrant to Seller the following, as of the date of this Agreement and as of the Closing Date:
Section 5.01    Corporate Organization. (a) MUY is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and (b) MUY Properties is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Purchaser is duly qualified and authorized to do business as a foreign company in good standing in each other state or states in which any of the Business Locations are located.
Section 5.02    Authority. Each Purchaser has full power and authority, in accordance with its respective articles of organization and other organizational documents, to carry out its business as presently conducted, to enter into and perform its obligations under this Agreement and the other Transaction Agreements and to carry out the transactions contemplated hereby and thereby. All entity actions on the part of each Purchaser necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements and the performance of all obligations of each Purchaser hereunder and thereunder have been duly taken. Guarantor is an individual person over the age of eighteen (18) years with the legal capacity to (a) enter into this Agreement and the other Transaction Agreements to which he is a party and (b) consummate and perform the transactions contemplated hereby and thereby.
Section 5.03    Validity. This Agreement has been, and the other Transaction Agreements will be, when executed and delivered by Purchaser and Guarantor, as applicable, duly executed and delivered by Purchaser and Guarantor and, assuming the due execution and delivery of such agreements by the other parties thereto, constitute the legal, valid and binding obligations of Purchaser and Guarantor enforceable in accordance with their respective terms.
Section 5.04    No Defaults. Except as set forth in Schedule 5.04, neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) violate any provision of the articles of organization or other organizational documents of Purchaser; (b) violate, or conflict with, or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any Contract to which Purchaser and/or Guarantor is a party or by which Purchaser, Guarantor or any of their respective assets may be bound; or (c) violate any Law applicable to Purchaser, Guarantor or any of their respective assets.

Section 5.05    Financial Capabilities. On the date hereof Purchaser has, and on the Closing Date Purchaser will have, sufficient funds to pay the Closing Amount.
Section 5.06    Brokers and Finders. Except as set forth in Schedule 5.06, neither Purchaser nor Guarantor nor any of their respective Representatives has taken any action with respect to any broker or finder that would give rise to any liability on the part of Seller or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement or the agreements contemplated hereby that would give rise to any liability on the part of Seller.
Section 5.07    Consents and Approvals. Except for registrations and approvals required in order for Purchaser to conduct business at the Restaurants following the Effective Time, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required by Purchaser or Guarantor in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby. Purchaser holds (or on the Closing Date will hold) all sales tax certificates of authority and other tax registration and certificates required to collect and remit sales tax in connection with the operation of the Restaurants.
Section 5.08    Seller Disclosure. Neither Purchaser nor Guarantor has received or relied upon any representation, warranty or guarantee, whether oral or written or express or implied, as to the potential value, volume, profits or success of the Business or any Restaurant. Purchaser and Guarantor have previously received from Seller a copy of the current Wendy’s International, LLC Franchise Disclosure Document with Acknowledgment of Receipt attached thereto and have signed, dated and delivered to Seller such Acknowledgment of Receipt.
Section 5.09    Knowledge. To the Knowledge of Purchaser, there are no facts or circumstances relating to Purchaser or Guarantor that would materially adversely affect the ability of Purchaser or Guarantor to perform their respective obligations under this Agreement or the other Transaction Agreements.
ARTICLE VI

COVENANTS OF THE PARTIES
Section 6.01    Inspection; Condition of Assets.
(a)    From and after the date hereof, Seller shall make each of the Restaurants available to Purchaser or Purchaser’s Representatives for Purchaser’s reasonable inspection. Such inspections shall occur on such dates and at such times as Purchaser and Seller may reasonably agree, shall be conducted in a manner such that they do not interfere with the conduct of the Business, and shall be at Purchaser’s sole cost and expense. Seller may, in its sole discretion, have a Representative of Seller accompany Purchaser or Purchaser’s Representatives during any such inspection. Purchaser and Guarantor agree to indemnify and hold Seller harmless from and against any and all Liabilities or Damages resulting from Purchaser’s or Purchaser’s Representatives’ entry into the Restaurants as provided herein.

(b)    Inspection. In the event that, upon Purchaser’s inspection of any Restaurant, Purchaser determines that there is any material deficiency with respect to the operating condition of the Assets located at such Restaurant (other than any such deficiencies identified in the FARs), Purchaser shall provide written notice of the alleged deficiencies to Seller within two (2) Business Days of the date of such inspection. If Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of repairing or replacing the deficient Assets that are located at a particular Restaurant identified by Purchaser in such written notice would equal or exceed Five Thousand Dollars ($5,000), Seller shall, in its sole discretion: (i) agree to either repair or replace any such deficient Assets, in which case Purchaser shall cooperate with Seller in such repair or replacement; (ii) reduce the Purchase Price to be paid by Purchaser by the reasonable cost of repairing or replacing such deficient Assets, as estimated by Seller; or (iii) terminate this Agreement solely with respect to the affected Restaurant(s). For the avoidance of doubt, (A) if Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of repairing or replacing the deficient Assets that are located at a particular Restaurant identified by Purchaser in such written notice would be less than Five Thousand Dollars ($5,000), Seller shall not be responsible for repairing or replacing any such deficient Assets located at such Restaurant and (B) Seller shall not be responsible for repairing or replacing any deficient Assets identified in the FARs.
(c)    Title. Purchaser, at its sole cost and expense, may obtain a title opinion or other information concerning the status of title to the Owned Real Property and Leased Real Property. Not later than five (5) Business Days prior to the Closing Date, Purchaser may notify Seller in writing of any defects that render the title unacceptable (together with copies of all relevant documents related thereto). If Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of correcting the defect with respect to any particular parcel of Owned Real Property or Leased Real Property identified by Purchaser in such written notice would equal or exceed Five Thousand Dollars ($5,000), Seller, in its sole discretion, may: (i) agree to correct the defect, in which case Purchaser shall cooperate with Seller in obtaining said correction; (ii) reduce the Purchase Price by the reasonable cost of correcting the defect; (iii) terminate this Agreement solely with respect to the affected Restaurant(s), or (iv) enter into a market-rate lease on property and adjust Purchase Price accordingly. If Purchaser fails to notify Seller of any claimed title defects by the date set forth above, Purchaser shall be deemed to have approved title. Purchaser shall pay the cost of all searches, title examinations, and title opinions. Purchaser shall have no rights under this Section 6.01(c) unless the amount required to correct the defect with respect to any particular parcel of Owned Real Property or Leased Real Property, as reasonably determined by Seller, equals or exceeds Five Thousand Dollars ($5,000), and then only to the extent that Seller does not exercise its option pursuant to subsection (iii) of this Section 6.01(c).
(d)    Risk of Loss. If any of the Assets or Real Property are destroyed or damaged by fire or other casualty prior to Closing (a “Casualty Damage”), Seller shall notify Purchaser within five (5) days of such event. If Seller reasonably determines that the aggregate costs of repairing or replacing a Casualty Damage at a particular Restaurant would equal or exceed Five Thousand Dollars ($5,000), Seller shall, in its sole discretion: (i) agree to either repair or replace any such Casualty Damage, in which case Purchaser shall cooperate with Seller in such repair or replacement; (ii) assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller’s rights to all of the insurance proceeds paid or payable to Seller on the account of such Casualty Damage, together with the amount of any applicable deductible under Seller’s insurance policy; (iii) remove the Assets associated with the particular Restaurant from the transaction contemplated under this Agreement and adjust the Purchase Price accordingly by an amount mutually agreed upon between Seller and Purchaser; or (iv) terminate this Agreement solely with respect to the affected Restaurant. For the avoidance of doubt, if Seller reasonably determines that the aggregate costs of repairing or replacing a Casualty Damage at a particular Restaurant would be less than Five Thousand Dollars ($5,000), Seller shall not be responsible for repairing or replacing any such Casualty Damage at such Restaurant and there will be no adjustment to the Purchase Price.
(e)    EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT THE ASSETS ARE BEING CONVEYED AND SOLD ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS IN RELIANCE ON PURCHASER’S AND GUARANTOR’S OWN INSPECTIONS AND EXAMINATIONS. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, DIRECT OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE BUSINESS, THE RESTAURANTS, THE OWNED REAL PROPERTY, THE LEASED REAL PROPERTY OR THE ASSETS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHER, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT NEITHER PURCHASER NOR GUARANTOR HAS RELIED UPON ANY REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED, INCLUDING FOR A PARTICULAR USE OR PURPOSE AND MERCHANTABILITY) REGARDING THE CONDITION (FINANCIAL OR OTHERWISE) OF THE BUSINESS, THE RESTAURANTS, THE OWNED REAL PROPERTY, THE LEASED REAL PROPERTY OR THE ASSETS, EXCEPT IN EACH CASE FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE IV. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE IV, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.
Section 6.02    Transfer Fees. All sales, transfer, recording, escrow, filing and similar taxes and fees (including any penalties or interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Fees”) shall be borne by Purchaser. Purchaser shall timely remit to the appropriate Governmental Authority all Transfer Fees, including any sales or transfer tax that may be due at the Closing. The Parties will use commercially reasonable efforts to assist each other in the filing of all necessary tax returns and other documentation with respect to all such Transfer Fees and, if required by applicable Law, will join in the execution of any such tax returns or other documentation. If any Transfer Fees are based on the amount of the Purchase Price or an allocation of the Purchase Price and the Purchase Price or allocation thereof is adjusted after the Closing pursuant to the terms of this Agreement, such Transfer Fees shall be recalculated using the adjusted amounts and Purchaser shall file any required amendments or other documents with the applicable Governmental Authority and, if additional Transfer Fees are due, Purchaser shall timely remit such additional Transfer Fees to such Governmental Authority. Promptly upon the remittance of any Transfer Fees to the applicable Governmental Authority, Purchaser shall provide evidence to Seller reasonably satisfactory to Seller that such Transfer Fees were properly and timely remitted.
Section 6.03    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
Section 6.04    Notices. Between the date hereof and the Closing Date, each Party shall promptly inform the other Parties in writing of the occurrence of any events or the existence of any circumstances, the effect of which would constitute a breach by such Party of any of its covenants or agreements in this Agreement, or which would result in any of its representations or warranties in this Agreement being or becoming untrue or inaccurate.
Section 6.05    Utilities.
(a)    Schedule 6.05(a) sets forth a list of certain agreements that Seller has entered into with (i) certain natural gas and/or electricity suppliers (collectively, the “Energy Suppliers”) for natural gas and/or electricity services with respect to the Restaurants identified on Schedule 6.05(a), and/or (ii) certain telecommunications providers (collectively, the “Telecommunications Providers”) for data connection, IP and related telecommunications services with respect to the Restaurants identified on Schedule 6.05(a), (such agreements, the “Supply Agreements”). At or prior to the Closing and effective as of the Effective Time, Purchaser shall enter into such agreements and provide such other documentation as may be reasonably requested or required by the Energy Suppliers and/or Telecommunications Providers in order for Purchaser to assume Seller’s and/or its Affiliates’ rights and obligations arising from and after the Effective Time under such Supply Agreements, in each case to the extent related to such Restaurants. In furtherance of the foregoing, if any Energy Supplier or Telecommunications Provider determines based on its review of Purchaser’s credit that any deposits, letters of credit, guarantees or other security is required in order for Purchaser to undertake the foregoing assumption, Purchaser agrees to provide, or cause to be provided, such deposits, letters of credit, guarantees or other security as may be reasonably required by the Energy Supplier or Telecommunications Provider. If Purchaser fails to assume the rights and obligations under any of the Supply Agreements, Purchaser shall reimburse Seller for all costs and fees incurred by Seller in connection with the termination of such Supply Agreements.
(b)    Prior to the Closing, Seller and Purchaser shall (i) notify those utility companies that service the Restaurants that Purchaser shall be responsible for the payment of any and all obligations related to such utility services incurred from and after the Effective Time and (ii) to the extent practicable, cause utility service meters for the Restaurants to be read as of the Effective Time (or as soon as reasonably practicable thereafter). Telephone service, if any, for the Restaurants shall be terminated or transferred to Purchaser’s account by Purchaser, with Seller’s assistance, as of the Effective Time. The Parties acknowledge and agree that Seller’s agreement for long-distance telephone service at the Restaurants is not transferable, and Purchaser shall be responsible for making its own arrangements for long-distance telephone service at the Restaurants following the Effective Time.
Section 6.06    Cash Safes. Seller and/or one or more of its Affiliates is currently a party to an agreement with Dunbar Armored, Inc. and/or one or more of its Affiliates (collectively, the “Armored Car Service Provider”) pursuant to which the Armored Car Service Provider leases to Seller the cash safes located at the Restaurants (the “Cash Safes”) and provides certain cash collection services with respect to the Restaurants (such agreement, the “Cash Services Agreement”). At or prior to the Closing and effective as of the Effective Time, Purchaser shall enter into such agreements and provide such other documentation as may be reasonably requested or required by the Armored Car Service Provider in order for Purchaser to assume Seller’s and/or its Affiliates’ rights and obligations arising from and after the Effective Time under such Cash Services Agreement, in each case to the extent related to the Restaurants. If Purchaser fails to assume such rights and obligations, the Armored Car Service Provider shall be entitled to remove the Cash Safes, and Purchaser shall reimburse Seller for all costs and fees incurred by Seller in connection with the removal of the Cash Safes and the termination of the Cash Services Agreement with respect to the Restaurants.
Section 6.07    Leased Vehicles. Seller and/or one or more of its Affiliates is currently a party to an agreement (the “Leased Vehicles Agreement”) with Donlen Trust, a Delaware business trust (“Donlen”), pursuant to which Donlen leases to Seller the maintenance vans (the “Maintenance Vans”) and vehicles identified on Schedule 6.07 (collectively, the “Leased Vehicles”). At or prior to the Closing and effective as of the Effective Time, Purchaser shall enter into such agreements and provide such other documentation as may be reasonably requested or required by Donlen in order for Purchaser to purchase and acquire the Leased Vehicles from Donlen effective as of the Closing Date. Purchaser agrees to indemnify, defend and hold harmless Seller and the other Seller Indemnified Parties (as defined in Section 10.03) from and against all Liabilities or other Damages asserted against, resulting to, imposed upon or incurred by Seller or any other Seller Indemnified Party by reason of or resulting from the ownership or use or operation of the Leased Vehicles by Purchaser, its Affiliates or their respective Representatives from and after the Effective Time.
Section 6.08    Conduct of Business Pending the Effective Time. Seller agrees that from the date hereof until the Effective Time, unless otherwise consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or contemplated or permitted by this Agreement, Seller (a) shall conduct the Business in the ordinary course of business consistent with past practice and (b) shall not enter into any Contracts relating exclusively to the Restaurants except in the ordinary course of business and consistent with past practice.
Section 6.09    Computer/POS Systems; Transition Services.
(a)    The application software and programs and wireless network software utilized in any POS system, MWS or TWS located in the Restaurants are licensed to

Seller and shall not be transferred to Purchaser. With respect to each Restaurant, no later than ninety (90) days following the Closing Date, Purchaser shall cause to be installed and begin utilizing NCR Aloha POS software supplied by NCR Corporation in the POS system. In the event Seller, in its sole discretion, elects to install Aloha POS in one or more of the Restaurants prior to the Closing, Purchaser shall reimburse Seller for all costs and expenses incurred by Seller related to such installation.
(b)    Following the Effective Time and until terminated by Seller or Purchaser in accordance with Section 6.09(i), Seller and/or one or more of its Affiliates will provide, or shall cause to be provided, certain support services to Purchaser for the POS systems, MWS and/or TWS located in the Restaurants as of the Effective Time that were provided to the Restaurants in the ordinary course of business prior to the Effective Time (the “Transition Services”), including the following support services for the POS systems: (i) those services provided by Seller’s customer support center in the ordinary course of business prior to the Effective Time; (ii) daily polling of the POS system and preparation of applicable store-level reports; and (iii) implementation of price changes and, to the extent that the applicable product is authorized by Seller to be sold in the applicable Restaurant, product changes specifically requested by Purchaser in writing. With respect to the implementation of such price and product changes, Seller shall use commercially reasonable efforts to implement such changes as promptly as reasonably practicable (taking into consideration the number and scope of changes requested, the number of Restaurants impacted by the change, the availability of Seller’s internal resources and other price and product changes then being implemented by Seller with respect to other System Restaurants).
(c)    With respect to the determination and computation of any applicable sales, use, excise, value-added or similar taxes applicable to any transactions processed through the POS system, Seller shall use commercially reasonable efforts to ensure that the POS system is up-to-date regarding existing, relevant tax laws at the Effective Time. Notwithstanding the foregoing, any tax information contained in the POS system or otherwise communicated from Seller to Purchaser is solely for informational purposes, and Purchaser shall bear all liability and responsibility for ensuring the accuracy of any tax calculations applicable to transactions processed through the POS system from and after the Effective Time. Any tax information provided by Seller to Purchaser by way of the POS system or otherwise shall not be relied upon by Purchaser as tax, legal or business advice nor construed to be a tax opinion.
(d)    For the avoidance of doubt, the Transition Services shall not include (i) batteries, expendable POS attachments and other supplies, (ii) reconfiguration of the layouts of, or the addition of any optional or new items to, any POS system, (iii) the preparation of payroll, inventory or weekly profit and loss statements, (iv) any software maintenance services or (v) access and reports of sales and time cards for multiple Restaurants (i.e., reports that aggregate information of several Restaurants).
(e)    Warranties and/or service agreements for the maintenance of Equipment (including the POS registers, receipt printers, cash drawers, coin changers, kitchen prep screens, kitchen video controllers and bump bars, MWS, back office printer, exterior order confirmation displays, drive-thru timer and headsets, digital menu boards, dining room music and network equipment) will not be transferred hereunder (except for those that (i) automatically transfer to Purchaser as the new owner of the Equipment, (ii) do not require the consent of any third parties and (iii) do not impose any costs or expenses on Seller or its Affiliates, but during the time Seller and its Affiliates are providing Transition Services, Seller will cause any warranties and hardware maintenance services currently being provided for such Equipment to continue. Purchaser shall promptly reimburse Seller for all costs incurred by Seller in connection with such warranties and hardware maintenance services. Upon the termination of the Transition Services provided with respect to a Restaurant for any reason, Purchaser will be responsible for contracting with its own maintenance service providers to replace any warranties, maintenance or related support for all Equipment at that Restaurant.
(f)    The Transition Services shall be provided by Seller and its Affiliates in accordance with substantially-similar levels of care, diligence and frequency as Seller and its Affiliates use to perform similar services for their own businesses. Seller may, from time to time and without notice to Purchaser, supplement, modify, substitute or otherwise alter the Transition Services provided by Seller and its Affiliates. Purchaser shall promptly reimburse Seller for any out-of-pocket costs or expenses incurred by Seller or its Affiliates in connection with providing any Transition Services or in connection with the termination thereof, including (i) all costs to continue the warranties and hardware maintenance services referenced in Section 6.09(e) above and (ii) all costs of the managed network services being provided to a Restaurant during the time Seller or its Affiliates are providing Transition Services to that Restaurant.
(g)    In the event that Seller or its Affiliates is wholly or partially prevented from, or delayed in, providing any Transition Services or any Transition Services are interrupted or suspended by an act of nature, fire, explosion, accident, embargo, epidemic, war, act of terrorism, nuclear disaster, labor strike, work stoppage, civil unrest or riot or disruption of internet access or any other cause beyond the reasonable control of Seller and its Affiliates, Seller and its Affiliates shall not be obligated to deliver the affected Transition Services during such period. Notwithstanding anything to the contrary in this Section 6.09, in no event shall Seller or any of its Affiliates be required to provide any Transition Services hereunder if and to the extent that Seller or its Affiliates reasonably determines that the provision of such Transition Services would violate the terms of any Contract or applicable Law.
(h)    In connection with its receipt of Transition Services, Purchaser shall, and shall cause its Affiliates and its and their respective Representatives to, comply with any applicable policies and procedures established by Seller, from time to time, including its security policies, procedures and requirements. In furtherance of the foregoing, Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, (i) allow any Person that has not been specifically authorized by Seller to access Seller’s or its Affiliates’ computer systems, software or data (collectively, “Seller’s IT”), (ii) engage in any unauthorized access to, or destruction or alteration of, Seller’s IT or any activity reasonably expected to lead to the foregoing, or (iii) circumvent or attempt to circumvent Seller’s security policies, procedures or requirements.

(i)    Purchaser may terminate all, but not less than all, of the Transition Services provided with respect to a particular Restaurant by providing not less than thirty (30) days’ written notice to Seller. Seller may terminate all or any portion of the Transition Services provided with respect to a particular Restaurant by providing not less than thirty (30) days’ written notice to Purchaser, and may immediately terminate all or any portion of the Transition Services provided with respect to any or all of the Restaurants if Purchaser has breached any of its covenants or agreements under this Section. Upon the termination of all or any portion of the Transition Services provided with respect to a particular Restaurant for any reason, Purchaser shall promptly cause all software, programs and systems owned by or licensed to Seller or its Affiliates that were made available to Purchaser as part of such terminated Transition Services to be de-installed or de-capacitated.
(j)    Notwithstanding anything to the contrary contained herein, as of the Effective Time, Purchaser shall comply at its sole cost and expense with all federal, state and local Laws applicable to the disposal or recycling of hardware that may contain hazardous or toxic materials.
(k)    Seller will notify its processing agents for credit card, debit card and gift card transactions (“Electronic Transactions”) of the change in ownership of the Restaurants. Following the Effective Time and until such time as Purchaser replaces the software utilized in the POS systems at a Restaurant, unless Purchaser will be using Vantiv/Fifth Third Bank as its processing agent, (i) the integrated credit card terminals, if any, included in such POS systems may not be utilized by Purchaser to process Electronic Transactions, and (ii) in order to process such Electronic Transactions, Purchaser shall be required to (A) install and maintain stand-alone credit card terminals at each of the Restaurants and (B) make arrangements with its own processing agent to begin processing such Electronic Transactions from and after the Effective Time. If Purchaser will be using Vantiv/Fifth Third Bank as its processing agent, Purchaser shall not be required to process Electronic Transactions using the stand-alone credit card terminals.
Section 6.10    Soft Drink Supply Arrangements.
(a)    Coca-Cola North America (“CCNA”), a division of The Coca-Cola Company, or an Affiliate thereof owns the post-mix dispensing equipment located at the Restaurants listed on Schedule 6.10(a). Such equipment may include the dispenser unit (e.g., “legacy”, “bevariety”, or “freestyle” equipment), bag-in-box pumps, racks, carbonators, regulators, lines and fittings. Purchaser must either reach an agreement with the Coca-Cola distributor in the area to lease or purchase (with respect to “legacy” or “bevariety” equipment only) the equipment or make arrangements to replace the post-mix dispensing equipment prior to the Effective Time. Purchaser acknowledges the requirement to serve Coca-Cola products in the Restaurants.
(b)    CCNA or an Affiliate thereof may have provided funding for the menu boards and combo menu boards (collectively, the “Menu Boards”) located at the Restaurants. Any obligations or liabilities that arise from and after the Effective Time and that are owed from Seller to CCNA related to the Menu Boards at the Restaurants, including any obligations for unearned or unamortized menu board funding amounts, shall be included in the

Assumed Liabilities and shall be assumed by Purchaser effective as of the Effective Time. Promptly after the Closing, (i) upon the request of CCNA, Purchaser shall execute appropriate documentation prepared by CCNA to reflect such assumption by Purchaser and (ii) if Purchaser is not already a party to a marketing agreement with CCNA, Purchaser shall enter into a beverage marketing agreement with CCNA.
(c)    CCNA or an Affiliate thereof and Dr Pepper Snapple Group or an Affiliate thereof may have provided advances to Seller based upon the expected volume of Coca-Cola products and Dr Pepper products, respectively, to be purchased in the operation of the Restaurants during the current calendar year. In connection with the reconciliation to be prepared by Seller within ninety (90) days following the Closing Date pursuant to Section 3.03(b), Seller will (i) calculate the amount of such advances that remain unearned as of the Effective Time based upon (A) the purchase of such products prior to the Effective Time in connection with the operation of the Restaurants and (B) the pro rata portion of any fair share charges or similar fees or any related reimbursement payments due to or from CCNA or an Affiliate thereof or Dr Pepper Snapple Group or an Affiliate thereof, as applicable, based upon the portion of the calendar year during which the Restaurants were operated by Seller, and (ii) remit an amount equal to such unearned advances to Purchaser in accordance with Section 3.03(b) (provided that, if Seller has earned more than any such advances, an amount equal to such excess shall be due to Seller from Purchaser in accordance with Section 3.03(b)). Purchaser acknowledges and agrees that any obligations or liabilities to CCNA or an Affiliate thereof or Dr Pepper Snapple Group or an Affiliate thereof in respect of such unearned advances or such fair share charges or similar fees shall be assumed by Purchaser as of the Effective Time and shall be included in the Assumed Liabilities.
Section 6.11    Insurance. Prior to the Closing Date, Purchaser shall procure and maintain in full force and effect in accordance with the terms and conditions of the Franchise Documents, at Purchaser’s sole cost and expense, the following insurance policy or policies in connection with the Restaurants, or by reason of the construction, operation or occupancy of the Restaurants. Such policy or policies shall be written by an insurance company or companies reasonably satisfactory to Seller and shall include, at a minimum, the following:
(a)    comprehensive general liability insurance including contractual liability;
(b)    all-risk property insurance with full replacement-cost limits that are sufficient to satisfy any co-insurance clause contained in the policy;
(c)    business automobile liability insurance, including bodily injury and property damage coverage, for all owned, non-owned and hired vehicles;
(d)    product liability coverage;
(e)    commercial umbrella liability insurance; and

(f)    statutory workers’ compensation insurance and employer’s liability insurance, as well as such other disability-benefits-type insurance as may be required by applicable Law in the jurisdictions in which the Business Locations are located.
Purchaser shall provide to Seller at the Closing one or more certificates (collectively, the “Insurance Certificates”) evidencing the insurance specified in this Section 6.11 and naming Seller and each of its Affiliates and Representatives (as may be specified by Seller) as additional insureds and, in the case of property insurance, such parties shall be named as their interest may appear. All Insurance Certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given to Seller in the event of material alteration to, or cancellation of, or non-renewal of the coverages evidenced by such Insurance Certificates.
Section 6.12    Efforts to Complete Transaction. From and after the date hereof until the Effective Time, subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII and Article IX).
Section 6.13    Misdirected Payments or Invoices. To the extent that, after the Effective Time, either Purchaser or Seller shall receive any payments or invoices from any third parties (other than the Parties hereto or their respective Affiliates) relating to the Business and attributable to the period prior to (in the case of receipt by Purchaser) or after (in the case of receipt by Seller) the Effective Time, the Party receiving the same shall promptly make delivery thereof to the applicable Party entitled to such payment or responsible for paying such invoice.
Section 6.14    Facility Assessment Reports Obligations; Image Activation. Following the Effective Time, in addition to any other work required to be performed under the Franchise Documents, Purchaser, at its sole cost and expense, shall, in accordance with the terms and conditions of the Letter of Agreement and the other Franchise Documents:
(a)    cause all of the repair and image and equipment upgrade requirements reflected in the facility assessment reports for each of the Restaurants, the cover pages of which are attached as Schedule 6.14 (collectively, the “FARs”), to be made or performed to the reasonable satisfaction of Seller within the applicable time frames specified in such FARs and/or the Letter of Agreement; and
(b)    implement and complete Image Activation (as defined in the Letter of Agreement) at each of the Restaurants specified in the Letter of Agreement by the applicable required completion date specified for each such Restaurant in the Letter of Agreement. For the avoidance of doubt, no work to be performed under this Section 6.14 shall qualify under any image activation or other franchise incentive programs (except as otherwise determined by Seller in its sole discretion).
Notwithstanding anything to contrary set forth herein, Purchaser and Guarantor acknowledge and agree that that any items related to food safety or the safety of customers or employees (including, without limitation, any equipment repairs or replacements necessary to maintain proper cooking, refrigeration or holding temperatures, or to maintain the integrity of the Wendy’s brand), whether or not identified in the FARs for the Restaurants, must be addressed immediately.
Section 6.15    Access to Information. From and after the Effective Time, Purchaser shall afford Seller and its Affiliates and their respective Representatives with reasonable access to all books and records, at reasonable times and on reasonable notice, relating to the Business or Assets as shall be necessary for Seller’s or its Affiliates’ preparation of any federal, state or local tax returns relevant to Seller’s operation of the Restaurants or ownership of the Business or Assets, in each case for any periods prior to the Effective Time.
Section 6.16    Landlord Consents and Approvals. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain duly-executed consents and any documents reasonably requested by Purchaser’s lender to finance the transactions contemplated by this Agreement from the applicable landlords under the Real Property Leases for the Restaurants referenced on Schedule 6.16. If Seller is unable to obtain any such consent, Seller and Purchaser shall enter into an alternative arrangement whereby Purchaser shall receive the economic benefit of the applicable Restaurant as if Purchaser were the subtenant under the applicable Real Property Lease.
Section 6.17    DTFA Canisters. Purchaser acknowledges that the DTFA owns the DTFA Canisters located at the front counters in the Restaurants in which customers can donate coins and cash to the DTFA. Seller, its Affiliates and franchisees throughout the United States and Canada support the DTFA by having DTFA Canisters in their restaurants and conducting various promotions throughout the year. While franchisees are not required to have DTFA Canisters in their restaurants, Seller strongly encourages franchisees to do so in support of the DTFA. If Purchaser elects to not keep the DTFA Canisters in the Restaurants, Purchaser must notify Seller in writing to coordinate the removal of the DTFA Canisters (and all money therein) in the Restaurants.
Section 6.18. Release of Liens. Seller will take all commercially reasonable efforts to obtain the release of the Liens set forth on Schedule 4.05 following the Closing.
ARTICLE VII

EMPLOYEES
Section 7.01    Termination of Employees. Prior to the Closing but effective as of the Effective Time Seller will terminate all employees of Seller then employed at the Restaurants, as well as certain other employees of Seller who dedicate all or substantially all of their time to the operation of the Restaurants (collectively, the “Employees”). Seller shall be responsible for (a) compliance with all applicable Laws with respect to the employment or termination of the Employees prior to the Effective Time and (b) all employment-related obligations with respect to the Employees arising prior to the Effective Time, including (i) compensation for services performed for Seller, (ii) any paid time-off and sick or vacation amounts due and (iii) any amounts due under Seller’s existing 401(k) or other equity plans; provided, however, that in the event Purchaser does not hire one or more of the Employees, Purchaser shall reimburse Seller for any severance and related costs incurred by Seller or its Affiliates as a result of the termination of such Employees (excluding any

Employees to whom Purchaser has made a “comparable” offer of employment (as determined by Seller in its reasonable discretion) and such comparable offer has been rejected by such Employees). The Parties acknowledge that the factors to be considered in determining whether an offer of employment is “comparable” include, without limitation, position title, base salary, total compensation, equity compensation and scope of responsibility.
Section 7.02    Hiring of Employees. Prior to the Closing, Purchaser may offer employment, effective as of the Effective Time, to all of the Employees. All such offers of employment shall be pursuant to Purchaser’s standard employment practices and policies. Purchaser shall be responsible for compliance with all applicable Laws with respect to the hiring of such Employees and the subsequent employment of those Employees who accept employment with Purchaser (collectively, the “Hired Employees”). Purchaser shall be responsible for all employment-related obligations with respect to the Hired Employees from and after the Effective Time, including (a) compensation for services performed for Purchaser from and after the Effective Time (and related employment and withholding taxes), (b) benefits accrued under any Purchaser-sponsored plan or arrangement of Purchaser covering the Hired Employees from and after the Effective Time and (c) workers’ compensation benefits with respect to injuries or incidents occurring from and after the Effective Time.
ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER
Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller in its sole discretion.
Section 8.01    Representations and Warranties True. The representations and warranties of Purchaser and Guarantor contained in this Agreement shall, taken as a whole, be true, complete and accurate in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true, complete and accurate in all material respects as of such date).
Section 8.02    Performance. Purchaser and Guarantor shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by Purchaser and/or Guarantor on or prior to the Closing Date.
Section 8.03    No Injunction, Etc. On the Closing Date, (a) there shall be no effective Order of any nature issued or threatened by a court or other Governmental Authority of competent jurisdiction directing that any of the transactions provided for in this Agreement may not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement, and (b) no Action shall be pending before any such court or other Governmental Authority seeking such relief.

Section 8.04    Consents and Approvals. Each of the consents or approvals set forth on Schedule 8.04 shall have been obtained and shall be in full force and effect.
Section 8.05    Franchise Approval. Seller shall have granted to MUY and Guarantor the franchise rights to operate the Restaurants, and MUY and Guarantor shall have satisfied all terms, conditions, and requirements pertaining to the granting of such franchise rights.
Section 8.06    Closing Deliverables. Seller shall have received all of the deliverables described in Section 2.07 and Section 2.08.
ARTICLE IX

CONDITIONS TO OBLIGATIONS OF PURCHASER
Each and every obligation of Purchaser under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser in its sole discretion:
Section 9.01    Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall, taken as a whole, be true, complete and accurate in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true, complete and accurate in all material respects as of such date).
Section 9.02    Performance. Seller shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by Seller on or prior to the Closing Date.
Section 9.03    No Injunction, Etc. On the Closing Date, (a) there shall be no effective Order of any nature issued or threatened by a court or other Governmental Authority of competent jurisdiction directing that any of the transactions provided for in this Agreement may not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement, and (b) no Action shall be pending before any such court or other Governmental Authority seeking such relief.
Section 9.04    Franchise Approval. Seller shall have granted to MUY and Guarantor the franchise rights to operate the Restaurants.
Section 9.05    Closing Deliverables. Purchaser shall have received all of the deliverables described in Section 2.06.
ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.01    Survival. The representations, warranties, covenants and agreements made by the Parties in this Agreement shall survive the Closing to the extent provided for in this Section 10.01 (the applicable survival period, the “Survival Period”). Upon the expiration of the Survival Period, such representation, warranty, covenant and agreement will terminate, and no Action with respect to such representation, warranty, covenant or agreement, as applicable, shall be made by any Person for indemnification hereunder.
(a)    All of the representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date.
(b)    All of the representations and warranties of Purchaser and Guarantor contained in this Agreement shall survive until the expiration or termination of all Purchaser Franchise Agreements or, if earlier, until the latest date permitted by applicable Law.
(c)    All covenants and agreements contained in this Agreement that by their terms are to be performed at or after the Closing shall survive the Closing until fully discharged or, if earlier, the latest date permitted by applicable Law. All other covenants or agreements made by the Parties in this Agreement shall not survive the Closing and shall terminate and expire at the Closing.
(d)    Upon the expiration of the applicable Survival Period, the representations, warranties, covenants and agreements made by the Parties in this Agreement shall expire, and all claims for any breach of such representations, warranties, covenants or agreements shall be deemed waived unless a Claims Notice with respect to the breach shall have been given to the breaching Party in accordance with Section 10.05(a) or Section 10.05(b) prior to the expiration of such Survival Period, in which event such representations, warranties, covenants or agreements shall survive to the extent of the Claim referred to in such notice until such Claim has been resolved.
Section 10.02    Agreement of Seller to Indemnify. Subject to the terms and conditions of this Article X, from and after the Closing, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and Guarantor (collectively, the “Purchaser Indemnified Parties”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party by reason of or resulting from: (a) the Retained Liabilities; (b) a breach by Seller of any of its representations or warranties contained in Article IV; (c) a breach by Seller of any of its covenants or agreements contained in this Agreement, other than any such covenants or agreements contained in Section 6.09; (d) a breach by Seller of any of its covenants or agreements contained in Section 6.09 to the extent resulting from Seller’s or its Affiliates’ gross negligence or willful misconduct; or (e) the termination by Seller of the employment of any Employees (other than any severance and related costs resulting from the termination of any Employees).
Section 10.03    Agreement of Purchaser and Guarantor to Indemnify. Subject to the terms and conditions of this Article X, from and after the Closing, Purchaser and Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party by reason of or resulting from: (a) the Assumed Liabilities; (b) a breach by Purchaser or Guarantor of any representation or warranty of Purchaser or Guarantor contained in this Agreement; (c) a breach by Purchaser or Guarantor of any covenant or agreement of Purchaser or Guarantor contained in this Agreement; (d) the ownership or use or operation of the Assets or any Restaurant from and after the Effective Time; (e) the employment or termination of employment of any Hired Employees by Purchaser or its Affiliates; or (f) any Transfer Fees.
Section 10.04    Limitation of Liability.
(a)    No indemnification by Seller under Section 10.02(b) shall be required to be made:
(i)    with respect to Damages resulting from Claims as to which Seller has not received a written Claims Notice in accordance with Section 10.05(a) or Section 10.05(b) within twelve (12) months following the Closing Date; and
(ii)    unless the aggregate amount of Damages sustained by the Purchaser Indemnified Parties with respect to indemnification claims for breaches of representations and warranties made in Article IV which are subject to indemnification by Seller under Section 10.02(b) exceeds an aggregate threshold of Three Hundred Forty-Two Thousand Eight Hundred Ten Dollars ($342,810.00) and then only with respect to the amount in excess of such amount in the aggregate.
(b)    In no event shall the aggregate liability of Seller for indemnification under Section 10.02(b) exceed Three Million Four Hundred Twenty-Eight Thousand One Hundred Dollars ($3,428,100.00).
(c)    In no event shall the aggregate liability of Seller for indemnification under Section 10.02(d) exceed Five Thousand Dollars ($5,000).
Section 10.05    Procedures Relating to Indemnification.
(a)    In the event that either a Purchaser Indemnified Party or a Seller Indemnified Party desires to assert a demand, claim or circumstance that, immediately or with the lapse of time, could give rise to a claim (a “Claim”) for indemnification pursuant to this Article X, such Person seeking indemnification (the “Indemnitee”) shall, as promptly as is reasonably practicable after becoming aware of the demand, claim or circumstance, deliver written notice (such notice, a “Claims Notice”) to the Party from whom indemnification is sought (the “Indemnitor”); provided, however, that, except as otherwise provided in Section 10.01 a failure to give such notice shall not affect the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby. The Claims Notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated, if necessary) and nature of the Damages, and the method of computation thereof, that has been or may be suffered by the Indemnitee and the provisions of this Agreement in respect of which such right of indemnification is sought or arises.
(b)    Promptly after receipt from any third-party by an Indemnitee of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, could give rise to a claim or the commencement (or threatened commencement) of any Action or investigation (a “Third-Party Claim”) that may result in Damages with respect to which the Indemnitee would be entitled to indemnification pursuant to this Article X, the Indemnitee shall deliver a Claims Notice with respect thereto together with copies of any notices or other documents (including any court papers) received by the Indemnitee relating to such Third-Party Claim; provided, however, that, except as otherwise provided in Section 10.01, a failure to provide such notice shall not affect the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to provide such notice).
(c)    The Indemnitor shall be entitled to settle or assume and control the defense of any Third-Party Claim at its own expense and by its own counsel. If the Indemnitor elects to settle or defend such Third-Party Claim, it shall notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the settlement of, or defense against, such Third-Party Claim including, if appropriate, making any reasonable counterclaim against such third-party or any cross claim or third-party claim against any Person related to such Third-Party Claim. Such cooperation shall also include (i) the retention of records and information that are reasonably relevant to such Third-Party Claim, (ii) promptly supplying the Indemnitor with copies of all papers, documents and evidence in the Indemnitee's possession or control and such other information within the Indemnitee's knowledge pertinent to such Third-Party Claims, (iii) making employees available on a mutually-convenient basis to provide additional information and explanation of any information or materials provided hereunder and producing at the appropriate place or places, at reasonable times, such witnesses under the Indemnitee's control as may reasonably be requested by the Indemnitor or its Representatives and (iv) promptly providing written notice of all material developments in connection with any such Third-Party Claims. The Indemnitee shall have the right to employ, at its own expense, separate counsel in the defense of any such Third-Party Claim and participate in the defense thereof (it being understood that the Indemnitor shall control such defense). The Indemnitor shall not settle or compromise any Third-Party Claim without the Indemnitee’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), unless such settlement or compromise (A) includes a complete and unconditional release of the Indemnitee in respect of such Third-Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy and (C) there is no finding or admission of any violation of Law and does not include a statement or admission of fault or culpability by or on behalf of any Indemnitee.
(d)    If the Indemnitor, within a reasonable time after its receipt of any Claims Notice in respect of a Third-Party Claim, fails to notify the Indemnitee of its intent to settle or assume and control the defense of such Third-Party Claim, the Indemnitee shall (upon further notice to the Indemnitor) have the right to undertake the defense of such Third-Party

Claim (without impairing or otherwise affecting its rights to obtain indemnification pursuant to this Article X), subject to the right of the Indemnitor to assume the defense of such Third-Party Claim at any time prior to the final settlement or compromise thereof. Whether or not the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitee shall not consent to the entry of any judgment or admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed).
Section 10.06    Other Indemnification Limits.
(a)    The Parties agree, for themselves and on behalf of their respective Affiliates and Representatives, that the amount of any Damages that are subject to an indemnification obligation under this Article X shall be reduced by any insurance proceeds or indemnity, contribution or other similar payments received by the Indemnitee (after taking into account any deductibles, copayments or other cost sharing arrangements) on account of such Damages. In the event that the Indemnitee subsequently collects any such insurance proceeds or indemnity, contribution or other similar payments in respect of such Damages after receiving any indemnification payments from the Indemnitor under this Article X, such Indemnitee shall promptly pay over to the Indemnitor the amount of such insurance proceeds or indemnity, contribution or other similar payments actually received by the Indemnitee; provided, however, that in no event shall the Indemnitee be required to pay over to the Indemnitor an amount in excess of the amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of such Claim.
(b)    The Parties shall cooperate with each other with respect to resolving any Claim with respect to which any Indemnitor is or may be obligated to indemnify any Indemnitee hereunder, including by making commercially reasonable efforts to mitigate or avoid any Damages in connection therewith. In the event that any Party shall fail to make such commercially reasonable efforts to mitigate or avoid any such Damages, then, notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Person for any Damages to the extent that such Damages could have reasonably been expected to have been mitigated or avoided had such efforts been made.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable to any Person (whether in contract, in tort or otherwise) for any consequential, incidental, indirect, special or punitive damages, or any loss of future revenue, income or profits, or any diminution of value or multiples-of-earnings damages relating to a breach or alleged breach of this Agreement, whether or not the possibility of such damages has been disclosed to Seller in advance or could have been reasonably foreseen by Seller.
Section 10.07    Exclusive Remedy. If the Closing occurs, this Article X sets forth the sole and exclusive remedy for any breach, inaccuracy, nonperformance or violation of this Agreement regardless of whether a claim or counterclaim is based in tort, contract or any other legal theory, or arises under law or in equity, except for (a) claims or counterclaims of, or causes of action arising from, fraud and (b) any rights and remedies expressly granted under any Franchise Document or in any other Transaction Agreement. In furtherance of the foregoing, each of the Parties hereby irrevocably waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, counterclaims and causes of action (other than any claims or counterclaims of, or causes of action arising from, fraud) it may have against the other Parties arising under or based upon this Agreement or the transactions contemplated hereby, except (i) pursuant to the provisions of this Article X and (ii) any rights and remedies explicitly granted under Section 6.15 hereof, in any Franchise Document or in any other Transaction Agreement.
ARTICLE XI

TERMINATION
Section 11.01    Methods of Termination. This Agreement may be terminated prior to the Closing:
(a)    by mutual written agreement of the Parties;
(b)    by Seller, if the Closing has not occurred by March 3, 2014, provided that a default by Seller under this Agreement is not responsible for the Closing not having occurred;
(c)    by Purchaser, if the Closing has not occurred by March 3, 2014, provided that a default by Purchaser or Guarantor under this Agreement is not responsible for the Closing not having occurred;
(d)    by Seller in writing if Purchaser or Guarantor shall (i) fail to perform any of their respective covenants or agreements contained herein required to be performed by them prior to the date of such termination or (ii) breach any of their respective representations or warranties contained herein or if any such representations or warranties become inaccurate, in each case so as to cause a condition to the Closing to be incapable of satisfaction, which failure, breach or inaccuracy is not cured within fifteen (15) days after Seller has notified Purchaser in writing of its intent to terminate this Agreement pursuant to this Section 11.01(d);
(e)    by Purchaser in writing if Seller shall (i) fail to perform any of its covenants or agreements contained herein required to be performed by it prior to the date of such termination or (ii) breach any of its representations or warranties contained herein or if any such representations or warranties become inaccurate, in each case so as to cause a condition to the Closing to be incapable of satisfaction, which failure, breach or inaccuracy is not cured within fifteen (15) days after Purchaser has notified Seller in writing of its intent to terminate this Agreement pursuant to this Section 11.01(e); or
(f)    by Seller in writing pursuant to Section 6.01(b), Section 6.01(c) or Section 6.01(d).
Section 11.02    Effect of Termination. If Seller or Purchaser terminates this Agreement pursuant to Section 11.01, (a) this Agreement shall forthwith become null and void and of no further force and effect, (b) the transactions contemplated by this Agreement shall be abandoned without further action by any Party and (c) all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (i) nothing in this Section 11.02 shall relieve any Party hereto from any liability with respect to any willful or intentional breach of this Agreement prior to such termination and (ii) the provisions of Section 6.03, this Section 11.02 and Article XII (other than Section 12.12) shall survive the termination of this Agreement and shall remain in full force and effect.
ARTICLE XII

MISCELLANEOUS PROVISIONS
Section 12.01    Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written instrument executed by each of the Parties.
Section 12.02    Waivers. No waiver shall be binding on a Party unless executed in writing by the Party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. The failure by any Party to enforce against another Party any term or provision of this Agreement shall not be deemed to be a waiver of such Party’s right to enforce against the other Party the same or any other term or provision of this Agreement in the future.
Section 12.03    Notices. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon (a) actual delivery, if delivered by personal delivery, (b) one (1) Business Day after deposit with an overnight courier service for next day delivery, with service prepaid or (c) actual delivery, if transmitted by facsimile during normal business hours (8:00 a.m. - 5:00 p.m.) for the recipient, provided that the same notice is also deposited on the same day with an overnight courier for next day delivery, with service prepaid:
If to Purchaser or Guarantor, to:

MUY Hamburger Partners, LLC
17890 Blanco Road, Suite 401
San Antonio, Texas 78232
Attention: James H. Bodenstedt
Email: jim.bodenstedt@muybrands.com

With a copy to:

John Haynie
Email: john.haynie@muybrands.com

and:

Dawson Bremer
Email: dawson.bremer@muybrands.com

or to such other Person or address as Purchaser shall furnish to Seller in writing;

If to Seller, to:

Wendy’s International, LLC.
One Dave Thomas Boulevard
Dublin, Ohio 43017
Attention: Legal Department
Facsimile No.: (614) 764-3243

or to such Person or address as Seller shall furnish to Purchaser in writing.
Section 12.04    Assignment. This Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided that Seller may, without the consent of Purchaser or Guarantor, assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, to any of its Affiliates or to any successor in interest (whether by purchase, merger, consolidation, conversion or otherwise) to all or substantially all of the business operations and/or assets of Seller. Any attempt or purported assignment or delegation in contravention of the foregoing shall be deemed void ab initio.
Section 12.05    Governing Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL CLAIMS AND DEFENSES ARISING OUT OF OR RELATING TO ANY SUCH TRANSACTION OR THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF ANY PART OF THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.
Section 12.06    Jurisdiction. Each Party hereby irrevocably and unconditionally: (a) submits itself and its property to the exclusive jurisdiction of any federal or state court sitting in the State of Ohio in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such court; (b) consents that any such Action shall be brought in such court and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same; (c) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant Party or any of its assets; (d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially-similar form of mail), postage prepaid, to such Party at its address as provided in Section 12.03; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.
Section 12.07    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 12.08    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange via facsimile or electronically of signature pages executed by the Parties, and this Agreement shall be enforceable by the Parties upon the execution of the Agreement by each of the Parties by the exchange of such signature pages via facsimile or electronically. Any Party executing this Agreement by facsimile or electronically as provided herein shall also deliver to the other Parties an executed original of this Agreement within three (3) Business Days of such facsimile or electronic delivery.
Section 12.09    Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,”

“hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (i) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (j) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; (k) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (l) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (m) the table of contents, headings of the Sections and Articles of this Agreement and table of defined terms in Section 1.02 are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement; and (n) each representation, warranty, covenant, agreement and condition contained in this Agreement and in each of other agreements, documents and instruments contemplated hereby will be deemed to have independent significance.
Section 12.10    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Ancillary Agreements and the Confidentiality Agreement set forth the entire understanding among the Parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, among the Parties or their respective Affiliates relating to the subject matter of this Agreement, other than those set forth herein or in the Ancillary Agreements. To the extent there is any conflict between this Agreement and the Relationship Agreement, the Relationship Agreement shall control. No alteration, amendment, change or addition to this Agreement shall be binding upon any Party unless in writing and signed by all the Parties. The submission of any unexecuted copy of this Agreement shall not constitute an offer to be legally bound by any provision of the document submitted, either currently or in the future, and no Party shall be bound by this Agreement until it is fully executed and delivered by all Parties.
Section 12.11    Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.
Section 12.12    Further Assurances. Subject to the terms and conditions of this Agreement, at any time after the Closing, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by another Party in order to effectuate the intent of this Agreement.
Section 12.13    Schedules. Matters reflected in the schedules corresponding to the Sections of Article IV and Article V are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any such schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or such schedules. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 12.14    Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually-acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 12.14 shall affect a Party’s right to terminate this Agreement pursuant to Section 11.01.
Section 12.15    Confidentiality.
(a)    Except to the extent (i) inconsistent with the terms of this Agreement, (ii) disclosure or use of any information subject to the terms of the Confidentiality Agreement (defined below) is reasonably necessary for the performance by a Party of any of their respective obligations under this Agreement or (iii) disclosure or use of any information subject to the terms of the Confidentiality Agreement is necessary in connection with the enforcement of any right or remedy relating to this Agreement, the terms of that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated September 9, 2013 by and among Seller and Guarantor are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Whether or not the Closing occurs, except as otherwise agreed to in writing by the Parties or to the extent necessary to perform its obligations or enforce its rights under this Agreement, each Party hereto shall, and shall cause its respective Affiliates and its and their respective Representatives to, keep confidential the existence and terms of this Agreement and the transactions contemplated hereby; provided, however, that if Seller or its Affiliates determines that it is required by applicable Law or the rules of any stock exchange on which securities of Seller or any of its Affiliates are listed to make any public announcement or disclosure regarding the transactions contemplated hereby, nothing in the Confidentiality Agreement or this Agreement shall prohibit or restrict Seller and its Affiliates from making any public announcement or disclosure that it determines is necessary or appropriate.

Section 12.16    Guarantee.
(a)    To induce Seller to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, liabilities, representations and warranties of Purchaser under or arising out of this Agreement from and after the date hereof (all such obligations, the “Guaranteed Obligations”). Guarantor further agrees that the Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from Guarantor, and that Guarantor will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the Guaranteed Obligations, whether or not any of the foregoing would in any way increase Guarantor’s obligations hereunder.
(b)    The obligations of Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time, by: (i) any compromise, waiver or release in respect of any Guaranteed Obligation of Purchaser, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Purchaser, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or its assets or any resulting release or discharge of any obligation of Guarantor or Purchaser contained in this Agreement; (iii) the existence of any claim, set-off or other rights that Guarantor may have at any time against Seller or Purchaser, whether in connection herewith or otherwise; (iv) any invalidity or unenforceability of this Agreement relating to or against Purchaser for any reason, or any provision of applicable Law purporting to prohibit the payment or performance by Purchaser at the time and place specified herein of any of the Guaranteed Obligations; or (v) any other act or omission to act or delay of any kind by Purchaser, Seller or any other Person, or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety. Guarantor irrevocably waives presentment, demand, protest and notice, as well as any requirement that at any time any action be taken by any Person against Purchaser or any other Person.
(c)    Without limitation to the foregoing, Guarantor further agrees that its guarantee is a continuing guarantee of payment and performance of the Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar proceeding under applicable Law shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by Seller to the Purchaser for the collection and performance of the Guaranteed Obligations. If at any time any payment of any Guaranteed Obligation by Purchaser is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Purchaser or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

(d)    Guarantor shall indemnify and reimburse Seller for any and all costs and expenses (including reasonable third-party attorneys’ fees) incurred by Seller in enforcing any rights under this Section 12.16.
Section 12.17    Severability. Except as expressly provided to the contrary herein, each Section, paragraph, term and condition of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement is held to be invalid or contrary to, or in conflict with, any applicable present or future Law in a final, non-appealable ruling issued by any Government Authority with competent jurisdiction in a proceeding to which Seller is a party, that ruling shall not impair the operation of, or have any other effect upon, other terms and conditions of this Agreement, which shall continue to be given full force and effect and bind the Parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.
SELLER:
WENDY’S INTERNATIONAL, LLC

By:    /s/ Todd A. Penegor
Name: Todd A. Penegor
Title: SVP & Chief Financial Officer
By:    /s/ R. Scott Toop
Name: R. Scott Toop
Title: SVP General Counsel & Secretary

PURCHASER:
MUY HAMBURGER PARTNERS, LLC

By:    /s/ James H. Bodenstedt
    Name: James H. Bodenstedt
    Title: Manager

MUY PROPERTIES-CTW, LTD.
By:    MUY Management-CTW, LLC
its General Partner
By:  /s/ James H. Bodenstedt
 James H. Bodenstedt, Manager

GUARANTOR:
/s/ James H. Bodenstedt
JAMES H. BODENSTEDT

Signature Page to Asset Purchase Agreement

Exhibits and schedules to the Asset Purchase Agreement have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish a copy of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.